Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 24, 2026, by and between Willow Lane Sponsor II, LLC and B. Luke Weil (together, the “Parties”).

Each Party hereto represents to the other Party that it or he is eligible to use Schedule 13D to report its or his beneficial ownership of Class A ordinary shares, $0.0001 par value, of Willow Lane Acquisition Corp. II, as of February 24, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it or he knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 24, 2026	Willow Lane Sponsor II, LLC

	By:	/s/ B. Luke Weil
	Name:	B. Luke Weil
	Title:	Managing Member

Date: February 24, 2026

/s/ B. Luke Weil
B. Luke Weil